Exhibit 11
                             THERMOQUEST CORPORATION

                        Computation of Earnings per Share


                                                         Three Months Ended
                                                   --------------------------
                                                     March 30,       April 1,
                                                          1996           1995
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   Computation of Primary Earnings per Share:

   Net income (a)                                  $ 5,698,000   $ 4,384,000
                                                   -----------   -----------

   Shares:
     Weighted average shares outstanding            45,395,604    45,000,000

     Add: Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                                      -       187,320
                                                   -----------   -----------
     Weighted average shares outstanding,
       as adjusted (b)                              45,395,604    45,187,320
                                                   -----------   -----------

   Primary Earnings per Share (a) / (b)            $       .13   $       .10
                                                   ===========   ===========